COMPANY CONTACT:	Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer	Linda Latman (212) 836-9609
(405) 235-4546	Lena Cati (212) 836-9611
The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS RESULTS FOR THE
2010 THIRD QUARTER

OKLAHOMA CITY, Oklahoma…November 4, 2010… LSB Industries, Inc. (NYSE: LXU) announced today results for the third quarter ended September 30, 2010.

Third Quarter 2010 Financial Highlights Compared to Third Quarter 2009:

•	Net sales were $138.9 million, an 8.7% increase from $127.8 million;
•	Operating income was $8.5 million compared to $4.3 million;
•	Net income was $3.8 million compared to $1.1 million;
•	Diluted earnings per common share were $0.17 compared $0.05.

First Nine Months 2010 Financial Highlights Compared to First Nine Months 2009:

•	Net sales were $437.8 million, a 5.1% increase from $416.5 million;
•	Operating income was $25.7 million compared to $38.2 million;
•	Net income was $11.5 million compared to $21.5 million;
•	Net income applicable to common shareholders was $11.2 million compared to $21.2 million;
•	Diluted earnings per common share were $0.52 compared to $0.95.

Discussion of Third Quarter of 2010:

The 8.7% increase in net sales was the result of a 21.5% increase in Chemical Business net sales partially offset by a 4.3% decline in Climate Control net sales. The upturn in Chemical Business sales includes higher sales volume in industrial and mining products, plus an increase in selling prices primarily driven by higher raw material input costs.

The $4.2 million increase in consolidated operating income includes:
•	a $0.8 million decline in Climate Control operating income primarily due to lower sales and higher material costs, partially offset by a decrease in operating expenses;
•
a $4.6 million increase in Chemical Business operating income resulting from increased sales volume of the industrial and mining products. The Pryor, Oklahoma facility’s (“Pryor Facility”) overhead and other costs of approximately $6.2 million for the quarter included a planned major maintenance activity (“Turnaround”) of $1.3 million charged to cost of sales, $4.6 million charged to selling, general and administrative (“SG&A”) expense and $0.3 million of other expense.  Pryor Facility costs charged to SG&A expense for the three months ended September 30, 2009 were approximately $6.1 million. The third quarter 2010 operating income also benefited from $3.1 million attributable to insurance recoveries.

LSB Industries, Inc. New Release                               Page 2
November 4, 2010

Climate Control Business:

Net sales for the Climate Control Business for the third quarter 2010 totaled $64.5 million, a 4.3% decrease from the third quarter of 2009 due primarily to reduced commercial and institutional construction activity.

Climate Control’s gross margin as a percent of sales was 35.6% compared to 36.7% in the third quarter of 2009. The reduction in gross margin was primarily due to lower sales volume and higher material costs.

Bookings of new product orders during the third quarter of 2010 were $67.5 million compared to $49.1 million in the third quarter of 2009, $71.7 million for the second quarter of 2010 and $54.2 million for the first quarter of 2010. New product orders for commercial products were up 51% from the same period one year earlier and there was a 7% increase in orders for residential products, consisting of geothermal heat pumps (“GHP”). At September 30, 2010, the backlog of confirmed customer product orders was $54.8 million compared to $39.4 million at September 30, 2009.

Chemical Business:

Net sales for the Chemical Business for the third quarter 2010, were $72.6 million, compared to $59.7 million for 2009.

In terms of tons shipped, shipments of industrial and mining chemical products increased, while shipments of agricultural products were lower. Sales of fertilizer grade ammonium nitrate and urea ammonium nitrate (“UAN”) in the third quarter of 2010 were lower than the third quarter of 2009 due to hot and dry weather conditions in certain of the markets we serve, an extended plant turnaround at our Cherokee, AL facility, partially offset by higher sales prices for those products.

We experienced increased margins on industrial and mining products primarily due to increased selling prices, offset by lower margins on fertilizer grade ammonium nitrate.

In connection with the Pryor Facility, production resumed on September 30th following an approximately 90-day period to rebuild the primary ammonia reformer that was severely damaged in a fire on June 18, 2010. In mid-October the Pryor Facility experienced some delays but is now producing ammonia. The nitric acid plant and urea plants at the Pryor Facility are positioned to produce UAN to meet anticipated customer orders.

CEO’s Remarks:

Jack Golsen, LSB’s Board Chairman and CEO stated, “We are seeing positive signs in our Climate Control Business in sales, new orders and backlog. Our Climate Control backlog also continues to move in the right direction, with sequential quarterly improvement since year-end 2009. We are encouraged by the improvement in our commercial products order level and we believe our aggressive advertising and marketing campaign and the enactment of federal tax credits for geothermal heat pumps have had a positive impact on sales of those highly energy efficient and green products.”

Turning to LSB’s Chemical Business Mr. Golsen continued, “The current outlook points to positive supply and demand fundamentals for the types of nitrogen fertilizer products we produce and sell, although, during the third quarter, our agricultural product sales were impacted by weather conditions in

LSB  Industries, Inc.                                   Page 3
November 4, 2010

certain of our markets. We are, of course, pleased that the Pryor Facility is producing ammonia and look forward to the contribution it will make in the years to come. We are also optimistic about improvement in the industrial and mining markets we serve as the economy continues to recover.”

Discussing LSB’s financial condition, Mr. Golsen noted, “Our financial position remains strong. We closed the third quarter with a working capital ratio of 2.9 to 1 and a long-term debt to equity ratio of .6 to 1, over $61 million in cash, cash equivalents and short-term investments, and borrowing availability of $49.2 million under a $50.0 million credit facility.”

In closing, Mr. Golsen noted, “We are pleased to see the recent improvement in most of the markets we serve. We will continue to make investments that we believe have long-term strategic potential for LSB.”

Conference Call

LSB’s management will host a conference call covering the third quarter results on Thursday, November 4, 2010, 5:15 pm ET/4:15 pm CT to discuss these results and recent corporate developments. Participating in the call will be CEO, Jack E. Golsen; President and COO, Barry H. Golsen; and Executive Vice President and CFO, Tony M. Shelby. Interested parties may participate in the call by dialing (201)-689-8261. Please call in ten minutes before the conference is scheduled to begin and ask for the LSB conference call.

To listen to a webcast of the call, please go to the Company’s website at www.lsb-okc.com at least 15 minutes before the conference call to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website. We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB is a manufacturing, marketing and engineering company. LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, modular geothermal chillers, hydronic fan coils, large custom air handlers; the manufacture and sale of chemical products for the mining, agricultural and industrial markets; and the provision of specialized engineering services and other activities.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements generally are identifiable by use of the words “believe,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects” or similar expressions, and such forward-looking statements include, but are not limited to, with respect to our Chemical Business, that the current outlook points to positive supply and demand fundamentals; optimistic about improvement in the industrial and mining markets we serve as the economy continues to recover; that the nitric acid and urea plants at the Pryor Facility are positioned to produce UAN to meet anticipated customer orders; we look forward to the contribution the Pryor Facility will make in years to come; and continue to make investments that we believe have long-term strategic potential for LSB. Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from the forward-looking statements as a result of various factors, including, but not limited to, general economic conditions, effect of the recession on the commercial and residential construction industry, acceptance by the market of our geothermal heat pump products, acceptance of our technology, changes to federal legislation or adverse

LSB Industries, Inc.                                   Page 4
November 4, 2010

regulations, available working capital, ability to install necessary equipment and renovations at the Pryor facility in a timely manner, ability to finance our investments, and other factors set forth under “A Special Note Regarding Forward-Looking Statements”, a discussion of a variety of factors which could cause the future outcome to differ materially from the forward-looking statements contained in this release, included in the Form 10-K for year ended December 31, 2009 and the Form 10Qs for the quarters ended March 31, 2010, June 30, 2010, and September 30, 2010.

# # #
See Accompanying Tables

LSB Industries, Inc.                                     Page 5
November 4, 2010

LSB Industries, Inc.
Unaudited Financial Highlights
Nine Months and Three Months Ended September 30, 2010 and 2009

	Nine Months		Three Months
	2010	2009	2010	2009
	(in thousands, except per share amounts)
Net sales	$437,750	$416,538	$138,948	$127,778
Cost of sales	344,897	307,330	109,509	97,125
Gross profit	92,853	109,208	29,439	30,653

Selling, general and administrative expense	70,775	70,548	23,948	26,127
Provisions for (recoveries of) losses on accounts receivable	(14)	189	21	161
Other expense	575	461	273	127
Other income	(4,179)	(222)	(3,273)	(32)
Operating income	25,696	38,232	8,470	4,270

Interest expense	5,943	5,139	1,864	2,200
Losses (gains) on extinguishment of debt	52	(1,796)	-	(53)
Non-operating other income, net	(48)	(72)	(10)	(38)
Income from continuing operations before provisions for income taxes and equity in earnings of affiliate	19,749	34,961	6,616	2,161
Provisions for income taxes	8,821	14,110	2,930	1,310
Equity in earnings of affiliate	(719)	(740)	(191)	(252)
Income from continuing operations	11,647	21,591	3,877	1,103

Net loss from discontinued operations	122	45	79	30
Net income	11,525	21,546	3,798	1,073

Dividends on preferred stocks	305	306	-	-
Net income applicable to common stock	$11,220	$21,240	$3,798	$1,073

Weighted average common shares:
Basic	21,182	21,279	21,094	21,487
Diluted	22,281	23,623	22,193	22,633

Income per common share:
Basic	$.53	$1.00	$.18	$.05
Diluted	$.52	$.95	$.17	$.05

LSB Industries, Inc.                                  Page 6
November 4, 2010

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Nine Months and Three Months Ended September 30, 2010 and 2009

Note 1:
Net income applicable to common stock is computed by adjusting net income by the amount of preferred stock dividends. Basic income per common share is based upon net income applicable to common stock and the weighted-average number of common shares outstanding during each period.

Diluted income per share is based on net income applicable to common stock plus preferred stock dividends on preferred stock assumed to be converted, if dilutive, and interest expense including amortization of debt issuance costs, net of income taxes, on convertible debt assumed to be converted, if dilutive, and the weighted-average number of common shares and dilutive common equivalent shares outstanding, and the assumed conversion of dilutive convertible securities outstanding.

Note 2:	Provisions for income taxes are as follows:

	Nine Months Ended September 30,		Three Months Ended September 30,
	(in thousands)
	2010	2009	2010	2009
Current:
Federal	$5,059	$4,245	$586	$(2,245)
State	1,437	492	263	(280)
Total current	$6,496	$4,737	$849	$(2,525)

Deferred:
Federal	$2,026	$8,680	$1,800	$3,710
State	299	693	281	125
Total deferred	$2,325	$9,373	$2,081	$3,835
Provisions for income taxes	$8,821	$14,110	$2,930	$1,310

The tax provision for the nine months ended September 30, 2010 was 43.4% of pre-tax income and included the impact of the increased domestic manufacturer’s deduction available in 2010, the advanced energy credits and the additional income tax provision related to nondeductible expenses in prior years.

During June 2010, we determined that certain nondeductible expenses had not been properly identified relating to the 2007-2009 provisions for income taxes.  As a result, we recorded an additional income tax provision of approximately $800,000.  For the nine months ended September 30, 2010, the effect of this adjustment decreased basic and diluted net income per share by $.04.

Note 3:
During the nine months ended September 30, 2010, we acquired $2,500,000 aggregate principal amount of the 2007 Debentures for $2,494,000 and recognized a loss on extinguishment of debt of approximately $52,000, after writing off the unamortized debt issuance costs associated with the 2007 Debentures acquired.

LSB Industries, Inc.                                 Page 7
November 4, 2010

During the nine and three months ended September 30, 2009, we acquired $10,100,000 and $900,000, respectively, aggregate principal amount of the 2007 Debentures for approximately $7,953,000 and $819,000, respectively.  As a result, we recognized a gain on extinguishment of debt of $1,796,000 and $53,000 respectively, after writing off the unamortized debt issuance costs associated with the 2007 Debentures acquired.

Note 4:	Information about the Company’s operations in different industry segments for the nine and three months ended September 30, 2010 and 2009 is detailed on the following page.

LSB Industries, Inc.                                Page 8
November 4, 2010

LSB Industries, Inc.
Notes to Unaudited Financial Highlights

	Nine Months Ended September 30,		Three Months Ended September 30,
	2010	2009	2010	2009
	(in thousands)
Net sales:
Climate Control	$178,045	$206,443	$64,546	$67,413
Chemical	253,828	204,089	72,578	59,718
Other	5,877	6,006	1,824	647
	$437,750	$416,538	$138,948	$127,778

Gross profit: (1)
Climate Control (2)	$60,195	$72,172	$22,964	$24,746
Chemical (3)	30,631	35,091	5,871	5,662
Other	2,027	1,945	604	245
	$92,853	$109,208	$29,439	$30,653

Operating income: (4)
Climate Control (2)	$22,632	$32,146	$10,112	$10,942
Chemical (3) (5)	12,310	15,491	1,247	(3,344)
General corporate expenses and other business operations, net	(9,246)	(9,405)	(2,889)	(3,328)
	25,696	38,232	8,470	4,270

Interest expense	(5,943)	(5,139)	(1,864)	(2,200)
Gains (losses) on extinguishment of debt	(52)	1,796	-	53
Non-operating other income, net:
Climate Control	1	-	-	-
Chemical	6	26	1	20
Corporate and other business operations	41	46	9	18
Provisions for income taxes	(8,821)	(14,110)	(2,930)	(1,310)
Equity in earnings of affiliate, Climate Control	719	740	191	252
Income from continuing operations	$11,647	$21,591	$3,877	$1,103

LSB Industries, Inc.                                Page 9
November 4, 2010

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Nine Months and Three Months Ended September 30, 2010 and 2009

(1)	Gross profit by industry segment represents net sales less cost of sales. Gross profit classified as “Other” relates to the sales of industrial machinery and related components.

(2)
During the nine and three months ended September 30, 2010, we recognized gains totaling $193,000 and $508,000, respectively, on our futures contracts for copper compared to gains totaling $1,193,000 and $404,000 during the nine and three months ended September 30, 2009, respectively. During the three months ended September 30, 2009, our engineering and construction business recognized additional gross profit of $552,000 relating to customer change orders.

(3)
As the result of entering into sales commitments with higher firm sales prices during 2008, we recognized sales with a gross profit of $761,000 higher than our comparable product sales made at lower market prices available during the nine months ended September 30, 2010, (not applicable for the third quarter of 2010) compared to sales with a gross profit of $5,143,000 and $1,585,000 higher than our comparable product sales made at lower market prices available during the nine and three months ended September 30, 2009, respectively. In addition, during the nine and three months ended September 30, 2010, we recognized gains on sales and recoveries of precious metals totaling $863,000 and $751,000, respectively, compared to gains totaling $2,456,000 and $234,000 during the nine and three months ended September 30, 2009, respectively. During the nine and three months ended September 30, 2010, we incurred expenses of $6,646,000 and $3,950,000, respectively, (of which $1,301,000 relates to the Pryor Facility) relating to planned major maintenance activities compared to expenses totaling $2,682,000 and $2,079,000 during the nine and three months ended September 30, 2009, respectively. During the nine and three months ended September 30, 2010, we recognized losses totaling $957,000 and gains totaling $368,000, respectively, on our futures/forward contracts for natural gas and ammonia compared to losses totaling $2,791,000 and $854,000 during the nine and three months ended September 30, 2009, respectively. During the nine and three months ended September 30, 2009, we recognized losses on outstanding firm sales commitments of $1,310,000 and $1,229,000, respectively, which amounts include $992,000 relating to the Pryor Facility discussed below in note 5.

(4)
Our chief operating decision makers use operating income by industry segment for purposes of making decisions, which include resource allocations and performance evaluations. Operating income by industry segment represents gross profit by industry segment less SG&A expense incurred by each industry segment plus other income and other expense earned/incurred by each industry segment before general corporate expenses and other business operations, net. General corporate expenses and other business operations, net, consist of unallocated portions of gross profit, SG&A, other income and other expense.

LSB Industries, Inc.                                Page 10
November 4, 2010

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Nine Months and Three Months Ended September 30, 2010 and 2009

(5)
During the first nine months of 2010, we began limited production and sales of anhydrous ammonia and UAN at our previously idled Pryor Facility. However the production during this period was at rates lower than our targeted production rates. As the result of a pipe failure and fire that occurred in June 2010 within the Pryor Facility as previously discussed, we had minimal production and sales of anhydrous ammonia and UAN during the third quarter of 2010.  Consequently, we incurred net operating losses of $11,158,000 and $3,128,000 for the nine months and three months ended September 30, 2010, respectively. These operating losses include other income of $2,769,000 associated with a property insurance recovery and, as discussed above in note 3, Turnaround costs of $1,301,000.  During the nine and three months ended September 30, 2009, we incurred expenses of $12,271,000 and $7,058,000, respectively, (including the $992,000 loss on firm sales commitments discussed above in note 3) relating to the Pryor Facility.  Excluding the impact of gross profit and other income recognized during each 2010 respective period and the loss on firm sales commitments incurred during each 2009 respective period, these expenses are primarily included in SG&A for each respective period.  In addition, our Chemical Business recognized other income totaling $1,085,000 and $346,000 during the nine and three months ended September 30, 2010, respectively, associated with other property insurance recoveries.

LSB Industries, Inc.                                Page 11
November 4, 2010

LSB Industries, Inc.
Consolidated Balance Sheets
(Unaudited)

September 30, 2010	December 31, 2009
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$51,437	$61,739
Restricted cash	197	30
Short-term investments	10,004	10,051
Accounts receivable, net	71,439	57,762
Inventories:
Finished goods	29,211	25,753
Work in process	3,289	2,466
Raw materials	20,566	22,794
Total inventories	53,066	51,013
Supplies, prepaid items and other:
Prepaid income taxes	1,396	1,642
Prepaid insurance	997	4,136
Precious metals	12,919	13,083
Supplies	6,575	4,886
Other	1,948	1,626
Total supplies, prepaid items and other	23,835	25,373
Deferred income taxes	5,605	5,527
Total current assets	215,583	211,495

Property, plant and equipment, net	133,717	117,962

Other assets:
Debt issuance costs, net	1,197	1,652
Investment in affiliate	4,132	3,838
Goodwill	1,724	1,724
Other, net	2,745	1,962
Total other assets	9,798	9,176
	$359,098	$338,633

(Continued on following page)

LSB Industries, Inc.                                 Page 12
November 4, 2010

LSB Industries, Inc.
Consolidated Balance Sheets
(Unaudited)

September 30, 2010	December 31, 2009
	(in thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$43,956	$37,553
Short-term financing	-	3,017
Accrued and other liabilities	27,020	23,054
Current portion of long-term debt	3,475	3,205
Total current liabilities	74,451	66,829

Long-term debt	97,456	98,596

Noncurrent accrued and other liabilities	12,095	10,626

Deferred income taxes	14,474	11,975

Stockholders' equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 25,419,795 shares issued (25,369,095 at December 31, 2009)	2,542	2,537
Capital in excess of par value	131,152	129,941
Retained earnings	52,302	41,082
	188,996	176,560
Less treasury stock at cost:
Common stock, 4,320,462 shares (4,143,362 at December 31, 2009)	28,374	25,953
Total stockholders' equity	160,622	150,607
	$359,098	$338,633